WORLD SURVEILLANCE GROUP APPOINTS NEW CHAIRMAN OF THE BOARD OF DIRECTORS

New Leadership under Former DEA Executive Focused on Revenue Growth

KENNEDY SPACE CENTER, FL – April 30, 2012 (Marketwire) – World Surveillance Group Inc. (OTCBB: WSGI), a developer of lighter-than-air unmanned aerial vehicles (UAVs) and related technologies, today announced the Company has appointed Anthony R. Bocchichio as its new Chairman of the Board of Directors. Mr. Bocchichio is the CEO and President of Caliber Consulting and Technology Inc., a privately owned company specializing in security issues and technology for government agencies and organizations. Mr. Bocchichio has over 37 years of experience in all aspects of Federal drug law enforcement, 25 of those years with the Drug Enforcement Administration (DEA) and 12 years with the U.S. Customs Agency Service. Mr. Bocchichio served in a broad range of operational and supervisory positions within both agencies and retired as the Assistant Administrator, Operational Support Division, of the DEA, Senior Executive Service (SES) 6 level. The Company’s former Chairman, Michael K. Clark, has resigned from the Board of Directors.

As the Assistant Administrator of the Operational Support Division of the DEA and throughout his career, Mr. Bocchichio has been involved in the development of new technology in order to better support the operational needs of DEA. The Assistant Administrator is DEA’s senior executive for information technology, investigative technology, research and development, forensic science, information security, physical security, personnel security, and the administration of DEA worldwide. As the Assistant Administrator, Mr. Bocchichio was responsible for over 800 sworn Federal Special Agents, engineers, technologists, forensic scientists, lawyers, and professionals of many other disciplines and managed a yearly budget that exceeded $300 million with long-term capital investments/inventory of approximately $1 billion. Since his retirement from government service, Mr. Bocchichio has been involved in all aspects of security and has been a member of various professional associations and committees to further the development of sound surveillance technology in support of law enforcement.

Chairman Bocchichio stated “I am honored and pleased to have the opportunity to join the Board of Directors of WSGI. I share with the rest of the Board and our management team a strong desire to build on WSGI’s advanced technology to take the Company to the next level. Our goal is to leverage my extensive government experience and global contacts to transition WSGI from a virtual research and development venture into a revenue producing enterprise capable of securing and delivering on government and commercial business.”

WSGI President and CEO Glenn Estrella stated “As our strategic plan enters its next phase focusing on contract procurement, production and revenue growth, our Board of Directors and management team felt the timing was perfect to bring in an experienced executive like Mr. Bocchichio to help lead our Company at this exciting time. We believe Mr. Bocchichio’s extensive experience in security and surveillance related technologies and operations as well as his global government and commercial contacts will be invaluable during this next phase of the Company’s development. We look forward to working with Mr. Bocchichio and with new partners and customers both in the U.S. and internationally to place our technologies into the hands of those that need them most. We would like to thank our former Chairman, Mr. Clark, for his services over the past couple years which were instrumental in getting the Company to this exciting point and we wish him the best in his future endeavours.”

Mr. Bocchichio’s professional associations and committees include the International Association of Chiefs of Police (IACP) Science and Technology Committee, Justice Automated Booking Station (JABS) Board of Directors, Office of National Drug Control Policy (ONDCP), Executive Office of the President, Counterdrug Technology Assessment Center Committee, Public Safety Wireless Network (PSWN) Executive Committee, Justice Wireless Communications Board, National Reconnaissance Office (NRO) National Civil User’s Board, Knights of Columbus 4th Degree, Assoc. of Former Federal Narcotics Agents, Assoc. of former Customs Special Agents, and the Federal Law Enforcement Officers Association. Mr. Bocchichio has a Master’s Degree in Public Administration from the University of Southern California and a Bachelor of Science Degree in Criminal Justice from Empire State College-State University N.Y.

For further information on the Company, current events and technical updates, please visit our website at www.wsgi.com

About World Surveillance Group Inc.

World Surveillance Group Inc. (OTCBB: WSGI) designs, develops, markets and sells autonomous, lighter-than-air UAVs capable of carrying payloads that provide persistent security and/or wireless communications solutions at low, mid, and high altitudes. WSGI’s airships, when integrated with electronics systems and other high technology payloads, are designed for use by government-related and commercial entities that require real-time intelligence, surveillance and reconnaissance or communications support for military, homeland defense, border control, drug interdiction, natural disaster relief and maritime missions. For more information regarding WSGI, please visit www.wsgi.com, or view our reports and filings with the Securities and Exchange Commission on http://www.sec.gov.

About Global Telesat Corp.

GTC provides satellite airtime and tracking services to the U.S. government and defense industry end users and resells airtime and equipment from leading satellite network providers such as Globalstar, Inmarsat, Iridium and Thuraya. GTC specializes in satellite tracking services using the Globalstar satellite network and owns a number of network infrastructure devices containing the signal processing technology that powers the Globalstar Simplex Data Service. GTC’s equipment is installed in various ground stations across Africa, Asia, Australia, Europe and South America. For more information regarding GTC, please visit www.gtc-usa.com.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements. These statements include those regarding the Company’s ability to execute its strategic business plan, accomplish or execute on any of its goals, objectives, milestones, or plans, the Company’s prospects or ability to generate revenues or its ability to leverage any contacts or experience to secure contracts or business, the Company’s relationships with any of its partners or customers or our ability to create new such relationships, the ability of the Company to capitalize on market demand and grow the Company’s business, the ability to deliver increased shareholder value, the further advancement, development or commercialization of the Company’s UAVs or other products, and the capabilities and advantages of, and costs related to, the Company’s technology and products. The words “forecast,” “project,” “intend,” “expect,” “plan, ” “should,” “would,” and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, any of which could cause the Company to not achieve some or all of its goals or the Company’s previously reported actual results, performance (finance or operating) to change or differ from future results, performance (financing and operating) or achievements, including those expressed or implied by such forward-looking statements. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Contact:	World Surveillance Group Inc.

321-452-3545

Barbara M. Johnson

investors@wsgi.com